Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES PRIVATE OFFERING

OF 6.75% SENIOR NOTES DUE IN 2029

FRISCO, TEXAS, April 2, 2024 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that, subject to market conditions, it intends to offer $375.0 million principal amount of its 6.75% senior notes due in 2029 (the “New Notes”) in a private placement to eligible purchasers.

The New Notes are a mirror issue to the Company's existing 6.75% senior notes due 2029 (the “Original Notes”), of which $1,223.9 million aggregate principal amount is currently outstanding. The New Notes will have substantially identical terms as the Original Notes; however, the New Notes will be issued under a separate indenture and have a different CUSIP number from the Original Notes.

Comstock intends to use the net proceeds from this offering to repay a portion of the borrowings currently outstanding under the Company’s bank credit facility and pay fees and expenses in connection therewith.

The New Notes to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and unless so registered, the New Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The New Notes being offered are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons outside the United States under Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the New Notes, the Original Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the New Notes, the Original Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Comstock Resources

Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. The Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss important risk factors that could affect the Company’s business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Comstock does not undertake any obligation to revise or update publicly any forward-looking statement.